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                                                                 EXHIBIT 21


                           SUBSIDIARIES OF THE REGISTRANT

   The following is a list of all subsidiaries of the registrant(1), including the state or other jurisdiction of incorporation and the name (if applicable) under which any such subsidiaries do business:


                           State or Other               Status or Name under
Name                Jurisdiction of Incorporation   which Business is Conducted
- ----                -----------------------------   ---------------------------
Applied Remedial            New Mexico               Applied Remediation Tech-
  Technologies, Inc.                                     nologies or "ART"

Can-Amera Oil               Province of                     Can-Amera
  Sands, Inc.               Alberta, Canada

Duo-Ex Corporation          New Mexico                      Inactive

Shale Research, Inc.        New Mexico                      Inactive

Solv-Ex Canada Limited      Province of                    Solv-Ex or
                            Alberta, Canada              Solv-Ex Canada

_________________
(1) All subsidiaries of the registrant are wholly owned except Can-Amera Oil Sands, Inc., of this the Company controls approximately 50% of the outstanding voting stock.